EXHIBIT 20

                            CALLOWAY'S NURSERY, INC.
                                     FORM OF
                          INDIVIDUAL STOCK OPTION GRANT
                            TO NON-EMPLOYEE DIRECTORS

         This Incentive Stock Option Agreement (the "Agreement") is entered into between CALLOWAY'S NURSERY, INC., a Texas corporation (the "Company"), and ____________ (the "Optionee") as of the ___ day of __________. In consideration of the mutual promises and covenants made herein, the parties hereto hereby agree as follows:

         1. Grant of Option. The Company grants (the "Grant") to the Optionee an option to purchase __________ shares of the Company's common stock, par value $.01 per share, at a price of $______ per share (the "Option"). The Option is not an incentive stock option within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended.

         2. Term. The Option shall be valid for a term commencing on the date hereof (the "Date of Grant") and ending on__________.

         3. Vesting. During the term provided in Section 2, the Option may be exercised, in whole or in part, according to the following schedule:

  Shares
Exercisable                            Period
-----------                            ------
   ______         Immediately
   ______         Upon reelection to the Board of Directors in 2001
   ______         Upon reelection to the Board of Directors in 2002
   ______         Upon reelection to the Board of Directors in 2003

         However, neither the option, nor shares of the Company's common stock acquired through exercise of the Option, may be disposed of within six months of the date of this Agreement.

         4. Procedure for Exercise. Exercise of the Option or a portion thereof shall be effected by the giving of written notice to the Company and payment of the purchase price prescribed in Section 1 above for the shares to be acquired pursuant to the exercise.

         5. Payment for Shares. Payment of the purchase price for any shares purchased pursuant to the Option shall be made in cash or by such other method as may be permitted by the Board of Directors.

         6. Termination. The Option shall terminate on the earlier of (i) the expiration date set forth in Section 2 or (ii) in the event of the termination of the Optionee's directorship.

         7. Amendment. This Agreement may be amended by an instrument in writing signed by both the Company and the Optionee.

         EXECUTED as of the date first above written.

                                         CALLOWAY'S NURSERY, INC.

                                         BY ____________________________________
                                            James C. Estill, President

                                            ____________________________________
                                            [Optionee]

                                            ____________________________________
                                            Social Security Number [of Optionee]

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